       As filed with the Securities and Exchange Commission on April 8, 1994.
                                                     Registration No. 33-52609

- --------------------------------------------------------------------------------

                     SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 ---------------

                        PRE-EFFECTIVE AMENDMENT NO. 1

                                  FORM S-3

                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933

                                 ---------------

                        FIRST SECURITY CORPORATION
            (Exact name of registrant as specified in its charter)

        DELAWARE                             6711                   87-6118148
        --------                             ----                   ----------
(State or other jurisdiction of   (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization)    Classification Code Number)   Identification
                                                                 No.)

                             79 SOUTH MAIN STREET
                          SALT LAKE CITY, UTAH  84111
                                (801) 350-5706
        (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 ---------------

                               SCOTT C. ULBRICH
             EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                          FIRST SECURITY CORPORATION
                             79 SOUTH MAIN STREET
                          SALT LAKE CITY, UTAH  84111
                                (801) 246-5706
        (Address, including zip code, and telephone number, including area code, of agent for service)

                                 ---------------

                                     Copies To:
           A. ROBERT THORUP, ESQ.                STANLEY F. FARRAR,ESQ.
           RAY, QUINNEY & NEBEKER                SULLIVAN & CROMWELL
           79 South Main Street                  444 South Flower Street
           Salt Lake City, Utah  84111           Los Angeles, California 90071
           (801) 532-1500                        (213) 955-8000

                                 ---------------

            Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement as determined by market conditions.

                                 ---------------

            If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

            If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/

                                 ---------------

            THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

                SUBJECT TO COMPLETION, DATED APRIL 11, 1994
                                 PROSPECTUS

                                $ 300,000,000


                                    [LOGO]



DEBT SECURITIES, PREFERRED STOCK, COMMON STOCK, AND WARRANTS TO PURCHASE COMMON STOCK

             -------------------------------------------------------

First Security Corporation (the "Company") may from time to time issue and offer (a) its notes, debentures or other unsecured evidences of indebtedness in one or more series ("Debt Securities"), which may be either senior ("Senior Debt Securities") or subordinated ("Subordinated Debt Securities") in priority of payment; (b) shares of one or more series of its Preferred Stock ("Preferred Stock"); (c) shares of its Common Stock (par value $1.25) ("Common Stock"); and (d) warrants to acquire Common Stock ("Common Stock Warrants") either directly or in conversion or exchange for other securities. (When appropriate, all of the foregoing types of securities are referred to herein as "the Securities".)

THE SECURITIES ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR NONBANK SUBSIDIARY OF THE COMPANY AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, BANK INSURANCE FUND OR ANY OTHER GOVERNMENT AGENCY.

The Senior Debt Securities will rank equally with all other unsubordinated and unsecured indebtedness of the Company. The Subordinated Debt Securities will be subordinated to all of the Company's existing and future Senior Debt, as defined. See "Description of Debt Securities."

The Company may offer the Securities up to an aggregate initial offering price not to exceed US$300,000,000 or, as to Debt Securities, its equivalent based on the applicable exchange rate at the time of offering in such foreign currencies or units of two or more currencies thereof as may be designated by the Company at the time of such an offering. Debt Securities or Preferred Stock of each series will be offered on terms determined at the time of sale. When any of the Securities is offered, a supplement to this Prospectus (the "Prospectus Supplement") setting forth certain terms of the offered Securities will be delivered together with this Prospectus. With regard to Debt Securities or Preferred Stock in respect of which this Prospectus is being delivered, the Prospectus Supplement will set forth, if applicable, the specific designation, aggregate principal amount or redemption value, rate (or method of calculation) or dividend and time of payment of any interest or dividend, maturity, initial public offering price, place or places of payment of interest or dividends, redemption terms and other terms of such Securities.

The Securities may be sold to underwriters for public offering pursuant to the terms of offering fixed at the time of sale. Such underwriters may include J.P. Morgan Securities Inc. and CS First Boston, or may be a group of underwriters represented by such firms. In addition, any of the Securities may be sold to the public by the Company directly or through agents or dealers. J.P. Morgan Securities Inc. and CS First Boston may also act as agent. If any underwriters or agents are involved in the sale of any Securities, their names and any applicable fee, commission, purchase price or discount arrangements with them will be set forth, or will be calculated from the information set forth, in a Prospectus Supplement. See "Plan of Distribution."

     This Prospectus may not be used to consummate sales of any securities unless accompanied by a Prospectus Supplement.

                                 ---------------
   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS
        THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
          ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 ---------------

J.P. MORGAN SECURITIES INC.                                  CS FIRST BOSTON

            THE DATE OF THIS PROSPECTUS IS ____________, 1994.

            No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in this Prospectus or any Prospectus Supplement in connection with the offer made by this Prospectus and any such Prospectus Supplement and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any Underwriter. Neither this Prospectus nor any Prospectus Supplement constitutes an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.
Neither the delivery of this Prospectus or any Prospectus Supplement nor any sale made hereunder shall, under any circumstances, create an implication that the information herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Company since such date.

FOR NORTH CAROLINA RESIDENTS:

THE COMMISSIONER OF INSURANCE OF THE STATE OF NORTH CAROLINA HAS NOT APPROVED OR DISAPPROVED THIS OFFERING, NOR HAS THE COMMISSIONER PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.



                            AVAILABLE INFORMATION

            The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements, and other information can be inspected and copies obtained at the offices of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; at Public Reference Facilities at the Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and at the New York Regional Office, Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

            The Company has filed with the Commission in Washington, D.C. a Registration Statement under the Securities Act of 1933 (the "Securities Act") with respect to the Securities. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all the information set forth in the Registration Statement, including the exhibits thereto, which may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the prescribed fees.

               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

            There are incorporated herein by reference the following documents of the Company heretofore filed by it with the Commission:

            (a) Annual Report on Form 10-K for the year ended December 31, 1993; and

            (b)   Current Report on Form 8-K dated January 24, 1994.

            All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities made hereby are incorporated herein by reference, and such documents shall be deemed to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

            The Company will provide without charge to each person to whom this Prospectus is delivered, upon request of any such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than the exhibits to such documents). Written requests should be directed to:

                              Scott C. Ulbrich
                              Executive Vice President
                              First Security Corporation
                              79 South Main Street
                              Salt Lake City, Utah  84111

            Telephone requests may be directed to (801) 246-5706.

                         FIRST SECURITY CORPORATION

GENERAL

            The Company is a Delaware incorporated multi-bank holding company headquartered in Salt Lake City, Utah. At December 31, 1993, the Company and its subsidiaries had total consolidated assets and shareholders' equity of $10.21 billion and $836 million, respectively.

            The principal banking subsidiaries of the Company are First Security Bank of Utah N.A. ("First Security Utah"), First Security Bank of Idaho, N.A. ("First Security Idaho"), and First Security Bank of New Mexico, N.A. ("First Security New Mexico"), all of which are commercial banking institutions providing a broad range of banking, fiduciary, financial and other services. The Company also operates banks in Wyoming ("First Security Wyoming"), Oregon ("First Security Oregon") and Nevada ("First Security Nevada") (all of the Company's banking subsidiaries will be referred to hereafter as "the Banks"). Nonbank subsidiaries owned by the Company include a leasing company, a mortgage company, a securities broker-dealer, an investment adviser, an insurance agency, a credit life insurance company and a management and services company.

            In addition to its equity investments in its subsidiaries, the Company directly or indirectly raises funds principally to finance the operations of its nonbank subsidiaries. A substantial portion of the Company's cash flow is typically derived from dividends directly from its bank and nonbank subsidiaries, and from interest on loans to the Company's nonbank subsidiaries. Various statutory provisions limit the amount of dividends subsidiary Banks and certain nonbank subsidiaries can pay to the Company without regulatory approval. In addition, because any obligations issued by the Company hereunder will only be obligations of the Company, not of any of its subsidiary Banks or nonbanking operations, the holders of obligations issued by the Company hereunder will be subordinated to certain prior claims by creditors of the Company's subsidiaries. See "Supervision and Regulation."

            The Company maintains its executive offices at 79 South Main Street, Salt Lake City, Utah 84111, telephone 801-246-6000.

COMPETITION

            Based on deposits, at December 31, 1993, First Security Utah was the largest bank in the State of Utah. Based on deposits, at December 31, 1993, First Security Idaho was the second largest bank in the State of Idaho. In Wyoming and Oregon, FSC's banks are smaller, more localized competitors. First Security Oregon, at March 31, 1993, was the 12th largest bank in Oregon. First Security Wyoming, at December 31, 1993, was the 18th largest bank in Wyoming.

            Of the Company's new subsidiaries, First Security New Mexico is the second largest bank in the Albuquerque area and the third largest bank in New Mexico.

            The Company's banks compete with other banking organizations in the states in which they operate on the basis of price, service and convenience. Other types of financial institutions, such as savings banks, savings and loan associations and credit unions offer a wide range of deposit and loan services (including commercial loans) and, in some instances, fiduciary services. The Company's banks also compete with brokerage firms, insurance companies and mutual funds which provide investment products and, in many cases, the substantial equivalent of checking accounts, credit cards and similar products traditionally provided by commercial banks. Major retailers compete with the Company's lending operations by offering credit cards and retail installment contracts. It is anticipated that competition from nonbank organizations will continue to grow.

RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

            For the fiscal years ended December 31, 1993, 1992, 1991, 1990 and 1989 the Company's consolidated ratios of earnings to combined fixed charges and preferred stock dividends, and its ratio of earnings to fixed charges, excluding interest on deposits were 4.62, 4.54, 2.28, 1.33, and 1.72, respectively; and such ratios including interest on deposits were 1.71, 1.54, 1.23, 1.08, and 1.19, respectively. For purposes of computing the consolidated ratio of earnings to combined fixed charges and preferred stock dividends, earnings represent net income plus income taxes and fixed charges. Fixed charges, excluding interest on deposits, include interest expense (except interest paid on deposits), capitalized interest, an amount equal to the pretax earnings required to meet applicable preferred stock dividend requirements and the interest factor included in rents. Fixed charges, including interest on deposits, include all interest expense, capitalized interest, an amount equal to the pretax earnings required to meet applicable preferred stock dividend requirements and the interest factor included in rents.


SUPERVISION AND REGULATION

           REFERENCES IN THIS SECTION TO APPLICABLE STATUTES AND REGULATIONS ARE BRIEF SUMMARIES ONLY, AND DO NOT PURPORT TO BE COMPLETE. THE READER SHOULD CONSULT SUCH STATUTES AND REGULATIONS THEMSELVES FOR A FULL UNDERSTANDING OF THE DETAILS OF THEIR OPERATION.

BANK HOLDING COMPANY REGULATION

            The Company is a bank holding company registered under Bank Holding Company of 1956 (the "BHC Act"), and is subject to supervision and regulation by the Federal Reserve Board. Federal laws subject bank holding companies to particular restrictions on the types of activities in which they may engage, and to a range of supervisory requirements and activities, including regulatory enforcement actions for violation of laws and policies. In addition, Utah law authorizes the state bank regulators to supervise and regulate under limited circumstances a holding company controlling a Utah domiciled bank.

            - ACTIVITIES "CLOSELY RELATED" TO BANKING. The BHC Act prohibits a bank holding company, with certain limited exceptions, from acquiring direct or indirect ownership or control of any voting shares of any company which is not a bank or from engaging in any activities other than those of banking, managing or controlling banks and certain other subsidiaries, or furnishing services to or performing services for its subsidiaries. One principal exception to these prohibitions allows the acquisition of interests in companies whose activities are found by the Federal Reserve Board to be so closely related to banking, managing, or controlling banks as to be a proper incident thereto. Such activities include making or servicing loans, performing certain data processing services, acting as an investment or financial advisor to certain investment trusts and investment companies, and providing securities brokerage services.

            - SECURITIES ACTIVITIES. The Federal Reserve Board has approved applications by bank holding companies to engage, through nonbank subsidiaries, in certain securities underwriting activities, provided that the affiliates would not be "principally engaged" in such activities for purposes of Section 20 of the Glass-Steagall Act. In very limited situations, holding companies have been permitted to underwrite and deal in corporate debt and equity securities through such subsidiaries.

            - SAFE AND SOUND BANKING PRACTICES. Bank holding companies are not permitted to engage in unsafe and unsound banking practices. The Federal Reserve Board may order a bank holding company to terminate an activity or control of a nonbank subsidiary if such activity or control constitutes a significant risk to the financial safety, soundness or stability of a subsidiary bank and is inconsistent with sound banking principles.

            The Financial Institutions Reform, Recovery, and Enforcement Act of 1989 ("FIRREA") expanded the Federal Reserve Board's authority to prohibit activities of bank holding companies and their nonbanking subsidiaries which represent unsafe and unsound banking practices or which constitute violations of laws or regulations. Notably, FIRREA increased the amount of monetary penalties which the Federal Reserve Board can assess for such practices or violations to as high as $1 million per day. FIRREA also expanded the scope of individuals and entities against which such penalties may be assessed.

            - ANTI-TYING RESTRICTIONS. Bank holding companies and their bank and nonbank affiliates are prohibited from tying the provision of certain services, such as extensions of credit, to other services offered by a holding company or its affiliates.

            - ANNUAL REPORTING; EXAMINATIONS. The Company is required to file an annual report with the Federal Reserve Board and such additional information as the Federal Reserve Board may require pursuant to the BHC Act. The Federal Reserve Board may examine a bank holding company or any of its subsidiaries, and charge the company for the cost of such an examination.

            - CAPITAL ADEQUACY REQUIREMENTS. The Federal Reserve Board monitors the capital adequacy of bank holding companies. The Federal Reserve Board uses a combination of risk-based guidelines and leverage ratios to evaluate capital adequacy. The Federal Reserve Board has adopted a system based upon the Basle Accord, an international standard for risk-based capital guidelines, to evaluate the capital adequacy of bank holding companies. Under the risk-based capital guidelines, different categories of assets are assigned different risk weights, based generally on the perceived credit risk of the asset. These risk weights are multiplied by corresponding asset balances to determine a "risk-weighted" asset base. Certain off-balance sheet items, which previously were not expressly considered in capital adequacy computations, are added to the risk-weighted asset base by converting them to a balance sheet equivalent and assigning to them the appropriate risk weight. Total capital is defined as the sum of "Tier 1" and "Tier 2" capital elements, with "Tier 2" being limited to 100% of "Tier 1." For bank holding companies, "Tier 1" capital includes, with certain restrictions, common stockholders' equity, retained earnings, non-cumulative perpetual preferred stock and minority interests in consolidated subsidiaries less certain intangibles. "Tier 2" capital includes, with certain limitations, certain forms of non-qualifying perpetual preferred stock, maturing capital instruments (such as qualifying convertible and/or subordinated debt), the reserve for possible loan losses and specified levels of certain intangibles.

            In addition to the risk-based capital guidelines, the Federal Reserve Board has adopted the use of a leverage ratio as an additional tool to evaluate the capital adequacy of banks and bank holding companies. The leverage ratio is a company's "Tier 1" capital divided by its adjusted total assets. This leverage ratio must be at least 3.0% for institutions with the Federal Reserve's highest asset rating, called "CAMEL 1". Institutions which are not CAMEL 1 rated are expected to maintain a leverage ratio of 4.0% to 5.0%, and institutions planning acquisitions are expected to maintain higher ratios.

  The following table sets forth the current regulatory requirements for capital ratios of bank holding companies as compared with the Company's capital ratios at December 31, 1993:


                                         TIER 1            TOTAL
                                         CAPITAL TO       CAPITAL TO
                          LEVERAGE      RISK-WEIGHTED    RISK-WEIGHTED
                          RATIO(1)      ASSETS(2)        ASSETS(3)
- --------------------------------------------------------------------------------
   REGULATORY MINIMUM    4.00-5.00%         4.00%            8.00%
- --------------------------------------------------------------------------------
   THE COMPANY'S ACTUAL     8.08%           11.82%           14.15%
- --------------------------------------------------------------------------------

(1) THE LEVERAGE RATIO IS DEFINED AS THE RATIO OF TIER 1 CAPITAL (USING
FINAL 1992 RISK-BASED CAPITAL GUIDELINES TO DEFINE TIER 1 CAPITAL) TO AVERAGE ASSETS, NET OF GOODWILL. FEDERAL RESERVE BOARD GUIDELINES PROVIDE THAT ALL BANK HOLDING COMPANIES (OTHER THAN THOSE THAT MEET CERTAIN CRITERIA) MAINTAIN A MINIMUM LEVERAGE RATIO OF 3%, PLUS AN ADDITIONAL CUSHION OF 100 TO 200 BASIS POINTS. THE GUIDELINES ALSO STATE THAT BANKING ORGANIZATIONS EXPERIENCING INTERNAL GROWTH OR MAKING ACQUISITIONS WILL BE EXPECTED TO MAINTAIN "STRONG CAPITAL POSITIONS" SUBSTANTIALLY ABOVE THE MINIMUM SUPERVISORY LEVELS WITHOUT SIGNIFICANT RELIANCE ON INTANGIBLE ASSETS.

(2) SHAREHOLDERS' EQUITY LESS GOODWILL (TIER 1 CAPITAL) DIVIDED BY RISK-WEIGHTED ASSETS.

(3) TIER 1 CAPITAL PLUS RESERVE FOR POSSIBLE LOAN LOSSES (LIMITED TO 1.25% OF TOTAL RISK-WEIGHTED ASSETS) PLUS QUALIFIED SUBORDINATED AND CONVERTIBLE DEBT (TIER 2 CAPITAL) DIVIDED BY RISK-WEIGHTED ASSETS.

          Bank regulators continue to indicate their desire to raise capital requirements applicable to banking organizations beyond their current levels. Management cannot predict whether these capital requirements will change or whether they will materially affect the Company's financial position or operating ability.

          - IMPOSITION OF LIABILITY FOR UNDERCAPITALIZED SUBSIDIARIES.
The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") requires each federal banking agency to revise its capital standards to reflect the risk-weighting discussed above. The new law also requires each federal banking agency to specify the levels at which an insured institution would be considered "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." Under the regulations adopted by the banking agencies, each of the Company's subsidiary banks was "well capitalized" as of December 31, 1993.

          FDICIA requires bank regulators to take "prompt corrective action" to resolve problems associated with insured depository institutions. In the event an institution becomes "undercapitalized," it must submit a capital restoration plan. If an institution becomes "significantly undercapitalized" or "critically undercapitalized," additional and significant limitations are placed on the institution. The capital restoration plan of an undercapitalized institution will not be accepted by the regulators unless each company "having control of" the undercapitalized institution "guarantees" the subsidiary's compliance with the capital restoration plan until it becomes "adequately capitalized." The Company controls each of its subsidiaries for purposes of this statute and therefore is required to ensure that each subsidiary remains adequately capitalized.

          The "PROMPT CORRECTIVE ACTION" provisions of FDICIA reflect the same concerns which gave rise to a position adopted by the Federal Reserve Board known as the "source of strength doctrine," which is based on the Federal Reserve Board's Regulation Y. Regulation

Y directs bank holding companies to "serve as a source of financial and managerial strength" to their subsidiary banks, and bars them from engaging in unsafe and unsound practices.

          In addition, FIRREA also contains a "cross-guarantee" provision which makes commonly controlled insured depository institutions liable to the FDIC for any losses incurred in connection with the failure of an affiliated insured depository institution.

          - AUDIT REPORTS. Beginning January 1, 1994, FDICIA requires insured depository institutions with $500 million or more in total assets, such as the Company and each of its First Security Utah, First Security Idaho and First Security New Mexico subsidiaries, to submit annual audit reports prepared by independent auditors to federal and state regulators. In most cases, the audit report of the institution's holding company can be used to satisfy this requirement. The annual audit report shall include financial statements prepared in accordance with generally accepted accounting principles, statements concerning management's responsibility for the financial statements, internal controls and compliance with legal requirements designated by the FDIC, and an attestation by the auditor regarding the statements of management. FDICIA requires that independent audit committees be formed, consisting of outside directors only. The committees of institutions with assets of $3 billion or more, such as the Company, must include members with experience in banking or financial management, must have access to outside counsel, and must not include representatives of large customers. The Company's Board of Directors includes an independent audit committee which complies with these requirements.

          - ACQUISITIONS BY BANK HOLDING COMPANIES. The BHC Act requires every bank holding company to obtain the prior approval of the Federal Reserve Board before it may acquire all or substantially all of the assets of any bank, or ownership or control of any voting shares of any bank, if after such acquisition it would own or control, directly or indirectly, more than 5% of the voting shares of such bank.

          The Federal Reserve Board will only allow the acquisition by a bank holding company of an interest in any bank located in another state if the state in which the target bank is located expressly authorizes such acquisition. Utah banking laws permit, in certain circumstances, out-of-state bank holding companies to acquire certain existing banks and bank holding companies in Utah.

          In addition, FDICIA has eased restrictions on cross-industry mergers between commercial banks and savings institutions. Members of the Bank Insurance Fund ("BIF"), such as the Company, and the Savings Association Insurance Fund are generally allowed to merge, assume each other's deposits, and transfer assets in exchange for an assumption of deposit liabilities.

SUBSIDIARY BANK REGULATION

         Three of the Company's bank subsidiaries are national banks, which are subject to regulation and supervision by the Office of the Comptroller of the Currency (the "Comptroller"). The other banks are each subject to regulation by regulators in their respective states and the FDIC. Bank regulations on both the federal and state levels are broad in their scope and materially affect the business of the Company and its banks.

          All of the Company's subsidiary banks are subject to the requirements and restrictions under federal and state law, including requirements to maintain reserves against deposits, restrictions on the types and amounts of loans that may be granted and the interest that may be charged thereon, and limitations on the types of investments that may be made and the types of services that may be offered. Various consumer laws and regulations also affect the operations of the banks. In addition to the impact of regulation, commercial banks are affected significantly by actions of the Federal Reserve Board as it attempts to control the money supply and credit availability.

          - PERMISSIBLE ACTIVITIES FOR STATE-CHARTERED
INSTITUTIONS/EQUIVALENCE TO NATIONAL BANK POWERS. FDICIA provides that, effective December 19, 1992, no state bank or subsidiary thereof may engage as principal in any activity not permitted for national banks, unless the institution complies with applicable capital requirements and the FDIC determines that the activity poses no significant risk to the insurance fund. In general, statutory restrictions on the activities of banks are aimed at protecting the safety and soundness of depository institutions. Many of the statutory restrictions limit the participation of such institutions in the securities and insurance product markets. Each of the state-chartered banking subsidiaries of the Company is in compliance with the restrictions imposed by FDICIA.

          - RESTRICTIONS ON TRANSACTIONS WITH AFFILIATES. Section 23A of the Federal Reserve Act imposes quantitative and qualitative limits on loan transactions between a bank and its affiliates, and also requires certain levels of collateral for such loans. It also limits the amount of advances to third parties which are collateralized by the securities or obligations of the Company or its subsidiaries. Section 23B of the Federal Reserve Act requires that certain transactions between the Company's subsidiary banks and their affiliates must be on terms at least as favorable to the Company or its subsidiaries as those prevailing for comparable transactions with other nonaffiliated companies. In the absence of such comparable transactions, any transaction between the Company and its affiliates must be on terms and under circumstances, including credit standards, that in good faith would be offered to or would apply to nonaffiliated companies. The Company is currently in material compliance with the requirements of Sections 23A and 23B.

          - RESTRICTIONS ON SUBSIDIARY BANK DIVIDENDS. The Federal Reserve Board, the Comptroller and the FDIC have each issued policy statements to the effect that bank holding companies and member banks, national banks and state banks should generally only pay dividends out of current operating earnings.
The prior approval of the Comptroller is required if the total of all dividends declared by the board of directors of a national bank, such as First Security Utah, First Security Idaho and First Security New Mexico, in any calendar year will exceed the aggregate of the bank's net profits (as defined by regulatory authorities) for that year and its retained net profits for the preceding two years. Similar restrictions govern the other banking subsidiaries of the Company. In addition, national banks can pay dividends only to the extent that retained net profits exceed "bad debts", which are generally defined to include the principal amount of loans that are in arrears as to interest by nine months or more and that are not secured and that are not in the process of collection. As of December 31, 1993, the Company's banks could have declared additional dividends to the Company of approximately $119.97 million without regulatory approval or restriction. Federal banking regulators also may prohibit federally insured banks from paying dividends if the payment of such dividend would leave the bank "undercapitalized" as defined in FDICIA and the implementing regulations, or the payment of dividends would, in light of the financial condition of such bank, constitute an unsafe or unsound practice. Applicable Nevada, Wyoming and Oregon law place similar restrictions on the payment of dividends by the Company's banks organized under the laws of those states.

      - EXAMINATIONS.   The FDIC periodically examines and evaluates
insured banks. Based upon such an evaluation, the FDIC may revalue the assets of an insured institution and require that it establish specific reserves to compensate for the difference between the FDIC-determined value and the book value of such assets. FDICIA requires that these on-site examinations be conducted every 12 months, except that certain well capitalized banks may be examined every 18 months. The rules and regulations of the Comptroller, which regulates the Company's national banks, and the various state banking authorities regulating the Company's state-chartered banks also provide for periodic examinations by those agencies.

          - STANDARDS FOR SAFETY AND SOUNDNESS. As part of FDICIA's efforts to promote the safety and soundness of depository institutions and their holding companies, the Federal Reserve Board issued for public comment on April 19, 1993, proposed regulations on standards of safety and soundness which specify operational and management standards (addressing internal controls, loan documentation, credit underwriting and interest rate risk), asset quality and earnings. The impact of these regulations cannot be determined until final regulations are issued.

          - DEPOSIT INSURANCE ASSESSMENTS. FDIC-insured depository institutions that are members of the BIF must pay insurance premiums at rates between 23 and 31 basis points on insured deposits depending on the bank's capital category and bank regulators' supervisory category. Institutions assigned to higher-risk categories--that is, institutions that pose a greater risk of loss to their respective deposit insurance funds--would pay assessments at higher rates than would institutions that pose a lower risk. The FDIC can impose special assessments on member institutions, such as each of the Company's Bank subsidiaries, to cover the cost of borrowings from the U.S. Treasury, the Federal Financing Bank, and BIF member banks. The semiannual assessment is based on: (1) the probability of a loss to the BIF;
(2) the potential magnitude of the loss; and (3) the revenue and reserve needs of the fund.

          - FIRREA'S IMPACT. FIRREA's primary purpose was to restructure the statutory and regulatory framework applicable to savings associations, and establish a mechanism for resolving insolvent thrift institution cases. Certain provisions of FIRREA, however, affect the bank subsidiaries of holding companies, including the Company. Among the most significant of these provisions are those which: (1) clarify the powers and duties of the FDIC as receiver or conservator of a bank; (2) enhance the enforcement powers of the federal banking regulators; (3) establish new reporting requirements under the Home Mortgage Disclosure Act designed to prevent discriminatory lending practices; (4) require the federal banking agencies to make public a rating of a bank's performance under the Community Reinvestment Act; and (5) prohibit banks from entering into contracts with persons providing goods, products or services if the performance of such contracts would adversely affect the bank's safety and soundness. FIRREA's primary impact on commercial banks has been to increase the enforcement authority of federal regulators and to expand the scope of potential targets of enforcement actions.

          - EXPANDING ENFORCEMENT AUTHORITY. One of the major additional burdens imposed on the banking industry by FDICIA is the increased ability of banking regulators to monitor the activities of banks and their holding companies. In addition, the Federal Reserve Board, Comptroller and FDIC are given extensive authority to police unsafe or unsound practices and violations of applicable laws and regulations by depository institutions and their holding companies. For example, the FDIC may terminate the deposit insurance of any institution which it determines has engaged in an unsafe or unsound practice. The agencies can also assess civil money penalties of up to $1 million per day, issue cease and desist or removal orders, seek injunctions, and publicly disclose such actions. FDICIA, FIRREA and other laws have expanded the agencies' authority in recent years, and the agencies have not yet fully tested the limits of their powers.

          - CURRENT REGULATORY STRUCTURE. The laws and regulations affecting banks and bank holding companies are under continual review. For example, recent federal legislative proposals include bills which would consolidate all banking regulators into one or two regulatory agencies and others which would permit interstate branching to various degrees. The rules and the regulatory agencies in this area have changed significantly over recent years, and there is reason to expect that similar changes, including changes which may materially affect the Company's operations, will continue in the future.


                               USE OF PROCEEDS

          Unless otherwise set forth in the Prospectus Supplement, the net proceeds from the sale of the Securities will be applied to the Company's general funds to be utilized for such corporate purposes as may be determined by management, including payment of cash amounts due upon completion of acquisitions, funding of investments in or extensions of credit to the Company's subsidiaries, and repayment of borrowings. Except as otherwise described in the Prospectus Supplement, specific allocations of the proceeds to such purposes will not have been made at the date of the Prospectus Supplement, although management of the Company will have determined that funds should be raised at that time in anticipation of future funding requirements. The precise amounts and timing of payments due upon completion of acquisitions, of investments in and extensions of credit to the subsidiaries, and the repayment of borrowings will depend upon funding requirements and the availability of other funds. Pending such application, net proceeds may be temporarily invested or applied to the reduction of short-term indebtedness.


                       DESCRIPTION OF DEBT SECURITIES

          The following description of the terms of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by a Prospectus Supplement and the extent, if any, to which such general provisions may not apply thereto will be described in the Prospectus Supplement relating to such Debt Securities.

          The Debt Securities may be Senior Debt Securities or Subordinated
Debt Securities (both including but not limited to Medium-Term Notes). The Senior Debt Securities will be issued under an Indenture to be dated as of March 1, 1994 (the "Senior Indenture") between the Company and The First National Bank of Chicago, as Trustee (together with its successor trustee, if any, the "Senior Trustee"), and the Subordinated Debt Securities will be issued under an Indenture to be dated as of March 1, 1994 (the "Subordinated Indenture") between the Company and The First National Bank of Chicago, as Trustee (together with its successor trustee, if any, the "Subordinated Trustee"). The Senior Indenture and the Subordinated Indenture are collectively referred to herein as the "Indentures," copies of the forms of which are filed as exhibits to the Registration Statement of which this Prospectus is a part. References to the "Trustee" below shall mean the Senior Trustee or the Subordinated Trustee. The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indenture applicable to a particular series of Debt Securities (the "Applicable Indenture"), including the definitions therein of certain terms. Wherever particular sections, articles or defined terms of the Indentures are referred to, it is intended that such sections, articles or defined terms shall be incorporated herein by reference. Section and article references used herein are references to the Applicable Indenture. Capitalized terms not otherwise defined herein shall have the meaning given them in the Applicable Indenture.

GENERAL

          Neither Indenture limits the amount of Debt Securities which may be issued thereunder, and Debt Securities of any series may be issued thereunder up to the aggregate principal amount which may be authorized from time to time by the Company. Neither the Indentures nor the Debt Securities will limit or otherwise restrict the amount of other indebtedness which may be incurred or the other securities which may be issued by the Company or any of its Subsidiaries. The Debt Securities will be unsecured direct obligations of the Company.

          Because the Company is a holding company, its rights and the rights of its creditors, including the holders of the Debt Securities, to participate in the assets of any Subsidiary upon the latter's liquidation or recapitalization would be subject to the prior claims of such Subsidiary's creditors except to the extent that the Company may itself be a creditor with claims against the Subsidiary that are recognized by a court having jurisdiction over such claims.

          Unless otherwise indicated in the Prospectus Supplement, principal of and any premium and interest on the Debt Securities will be payable, and the transfer of the Debt Securities will be registrable, at the currently designated office of the Trustee at One First National Plaza, Chicago, Illinois 60670. In addition, payment of interest on Debt Securities may, at the option of the Company, be made by check mailed to the address of the person entitled thereto as it appears on the Security Register. (Sections 301, 305 and 1002). Acting in accordance with each Indenture, the Company intends also to designate the principal office of First Security Utah as an office where principal, premium, and interest may be paid and the transfer of the Debt Securities may be registered. (Sections 301, 305 and 1002)

          Unless otherwise indicated in the Prospectus Supplement, the Debt Securities will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple thereof. (Section 302) No service charge will be made for any registration of transfer or exchange of the Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 302) The Indentures also provide that the Debt Securities of any series, if so specified with respect to a particular series, may be issued in permanent global form. See "Global Debt Securities."

          Reference is made to the Prospectus Supplement for a description of the following terms, where applicable, of each series of Debt Securities in respect of which this Prospectus is being delivered: (1) the title of the Debt Securities of the series; (2) any limit on the aggregate principal amount of the Debt Securities of the series; (3) the date or dates on which the principal of the Debt Securities of the series will be payable; (4) the rate or rates (which may be fixed or variable) at which the Debt Securities of the series will bear interest, if any, the date or dates from which such interest shall accrue, the Interest Payment Dates on which such interest will be payable, and the Regular Record Dates for such Interest Payment Dates; (5) the place or places where the principal of, premium, if any, and interest on the Debt Securities of the series shall be payable; (6) the period or periods within which, the price or prices at which and the terms and conditions upon which the series of Debt Securities may be redeemed, in whole or in part, at the option of the Company; (7) the obligation, if any, of the Company to redeem or purchase the Debt Securities of the series pursuant to any sinking fund or analogous provision or at the option of the Holders thereof and the period or periods within which, the price or prices at which and the terms and conditions upon which Debt Securities of the series shall be redeemed or purchased, in whole or in part, pursuant to such obligation; (8) the denomination or denominations in which such Debt Securities are authorized to be issued; (9) the currency of payment of principal of, premium, if any, and interest on the Debt Securities of the series; (10) any index or formula used to determine the amount of payment of principal of, premium, if any, and interest on the Debt Securities of the series; (11) if other than the principal amount thereof, the portion of the principal amount of Debt Securities of the series which shall be payable upon declaration of acceleration of the Maturity thereof; (12) whether the Debt Securities of the series shall be issued in whole or in part in the form of one or more Global Securities and, if so, the Depositary for such Global Security or Securities;
(13) the portion of the principal amount of such Debt Securities which will be payable upon declaration of acceleration of the Maturity thereof, if other than the principal thereof; (14) any additional Events of Default or, in the case of Subordinated Debt Securities, Default, solely with respect to the Debt Securities; (15) whether the provisions of the applicable Indenture described under "Defeasance and Covenant Defeasance" will be applicable to such Debt Securities; (16) any additional restrictive covenants included solely for the benefit of the Debt Securities; (17) if the Debt Securities are Subordinated Debt Securities, whether the provisions in the Subordinated Indenture described under "Subordination of Subordinated Debt Securities" or other subordination provisions will be applicable to such Subordinated Debt Securities; and (18) any other terms of the series of Debt Securities not inconsistent with the provisions of the Applicable Indenture.

          The Debt Securities may be issued as Original Issue Discount Debt Securities, to be offered and sold at a discount below their stated principal amount. Any such Original Issue Discount Debt Securities will be described in the Prospectus Supplement related thereto, which description will include a discussion of the material federal income tax consequences and other special considerations applicable to any such Original Issue Discount Debt

Securities. An "Original Issue Discount Security" is generally a Debt Security which provides for an amount less than the principal amount thereof to be due and payable upon the declaration of acceleration of the Maturity thereof upon the occurrence of an Event of Default and the continuation thereof.

CONVERSION AND EXCHANGE

          The terms, if any, on which Debt Securities of any series are convertible into or exchangeable for shares of Common Stock, Preferred Stock or Warrants will be set forth in the Prospectus Supplement related thereto. Such terms may include provisions for conversion or exchange, either mandatory, at the option of the holder, or at the option of the Company, in which the number of shares of Common Stock, Preferred Stock or Warrants to be received by the holders of Debt Securities would be calculated according to the market price of Common Stock, Preferred Stock or Warrants as of a time stated in the Prospectus Supplement.

SUBORDINATION OF SUBORDINATED DEBT SECURITIES

          The payment of the principal of and interest on the Subordinated
Debt Securities will, to the extent set forth in the Subordinated Indenture, be subordinated in right of payment to the prior payment in full of all Senior Indebtedness (as defined in the Subordinated Indenture). In certain events of insolvency, the payment of the principal of and interest on the Subordinated Debt Securities will, to the extent set forth in the Subordinated Indenture, also be effectively subordinated in right of payment to the prior payment in full of all Other Financial Obligations (as defined in the Subordinated Indenture and defined below). Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshalling of assets or any bankruptcy, insolvency or similar proceedings of the Company, the holders of all Senior Indebtedness will first be entitled to receive payment in full of all amounts due or to become due thereon before the Holders of the Subordinated Debt Securities will be entitled to receive any payment in respect of the principal of or interest on the Subordinated Debt Securities.
If upon any such payment or distribution of assets to creditors, there remain, after giving effect to such subordination provisions in favor of the holders of Senior Indebtedness, any amounts of cash, property or securities available for payment or distribution in respect of Subordinated
Debt Securities (as defined in the Subordinated Indenture and defined below, "Excess Proceeds") and if, at such time, any Entitled Persons in respect of Other Financial Obligations have not received payment in full of all amounts due or to become due on or in respect of such Other Financial Obligations, then such Excess Proceeds shall first be applied to pay or provide for the payment in full of such Other Financial Obligations before any payment or distribution may be made in respect of the Subordinated Debt Securities. In the event of the acceleration of the maturity of any Debt Securities, the holders of all Senior Indebtedness will first be entitled to receive payment in full of all amounts due thereon before the Holders of the Subordinated Debt Securities will be entitled to receive any payment upon the principal of or interest on the Subordinated Debt Securities. No payments on account of principal of or interest on the Subordinated Debt Securities or on account of the purchase or acquisition of Subordinated Debt Securities may be made if there shall have occurred and be continuing a default in any payment with respect to Senior Indebtedness, or if any judicial proceeding shall be pending with respect to any such default. (Article Thirteen of the Subordinated Indenture)

                By reason of such subordination in favor of the holders of Senior Indebtedness, in the event of insolvency, creditors of the Company who are not holders of Senior Indebtedness or of the Subordinated Debt Securities may recover less, ratably, than Holders of Senior Indebtedness and may recover more, ratably, than the Holders of the Subordinated Debt Securities. By reason of the obligation of the Holders of Subordinated Debt Securities to pay over any Excess Proceeds to Entitled Persons in respect of Other Financial Obligations, in the event of insolvency, holders of Existing Subordinated Indebtedness (as defined in the Subordinated Indenture and defined below) may recover less, ratably, than Entitled Persons in respect of Other Financial Obligations and may recover more, ratably, than the Holders of Subordinated Debt Securities.

                Unless otherwise specified in the Prospectus Supplement relating to the particular series of Subordinated Debt Securities offered thereby, Senior Indebtedness is defined in the Subordinated Indenture as (a) the principal of (and premium, if any), and interest on all indebtedness of the Company for money borrowed, whether outstanding on the date of execution of the Subordinated Indenture or thereafter created, assumed or incurred, except (i) such indebtedness as is by its terms expressly stated to be junior in right of payment to the Subordinated Debt Securities and (ii) such indebtedness as is by its terms expressly stated to rank PARI PASSU with the Subordinated Debt Securities and (b) any deferrals, renewals or extensions of any such Senior Indebtedness; PROVIDED, HOWEVER, that Senior Indebtedness shall not include Existing Subordinated Indebtedness. (Section 101 of the Subordinated Indenture) The term "indebtedness for money borrowed" when used with respect to the Company is defined to mean any obligation of, or any obligation guaranteed by, the Company for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments, and any deferred obligation of, or any such obligation guaranteed by, the Company for the payment of the purchase price of property or assets. (Section 101 of the Subordinated Indenture)

                Unless otherwise specified in the Prospectus Supplement relating to the particular series of Subordinated Debt Securities offered thereby, Existing Subordinated Indebtedness means the Company's 7.50% Subordinated Notes due 2002 issued under an Indenture, dated as of August 1, 1991, between the Company and Norwest Bank Minnesota, N.A., as trustee.

                Unless otherwise specified in the Prospectus Supplement relating to the particular series of Subordinated Debt Securities offered thereby, Other Financial Obligations means (a) obligations of the Company under direct credit substitutes, (b) obligations of, or any such obligation directly or indirectly guaranteed by, the Company for purchased money or funds, (c) any deferred obligation of, or any such obligation directly or indirectly guaranteed by, the Company for the payment of the purchase price of property or assets, (d) any obligation of, or any such obligation directly or indirectly guaranteed by, the Company for the payment of rent or other amounts under a lease of property or assets which obligation is required to be classified and accounted for as a capitalized lease on the balance sheet of the Company under generally accepted accounting principles, and (e) all obligations of the Company to make payment pursuant to the terms of financial instruments, such as

(i) securities contracts and foreign currency exchange contracts, (ii) derivative instruments, such as swap agreements (including interest rate and foreign exchange rate swap agreements), cap agreements, floor agreements, collar agreements, interest rate agreements, foreign exchange rate agreements, options, commodity futures contracts, commodity option contracts and (iii) in the case of both (i) and (ii) above, similar financial instruments, other than (A) obligations on account of Senior Indebtedness and (B) obligations on account of indebtedness for money borrowed ranking PARI PASSU with or subordinate to the Subordinated Debt Securities. Unless otherwise specified in the Prospectus Supplement relating to the particular series of Subordinated Debt offered thereby, Entitled Persons means any person who is entitled to payment pursuant to the terms of Other Financial Obligations. (Section 101 of the Subordinated Indenture)

                Indebtedness of the Company senior to the Subordinated Debt Securities, at March 1, 1994, totalled approximately $319 million ($244 million if the currently outstanding subordinated debt securities are ranked PARI PASSU with the new Subordinated Debt Securities).

                The Company's obligations under the Subordinated Debt Securities shall rank PARI PASSU in right of payment with each other and with the Existing Subordinated Indebtedness, subject to the obligations of the Holders of Subordinated Debt Securities to pay over any Excess Proceeds to Entitled Persons in respect of Other Financial Obligations as provided in the Subordinated Indenture.

                The Subordinated Indenture does not limit or prohibit the incurrence of additional Senior Indebtedness, which may include indebtedness that is senior to the Subordinated Debt Securities, but subordinate to other obligations of the Company, including obligations of the Company in respect of Other Financial Obligations. The Senior Debt Securities, when issued, will constitute Senior Indebtedness.

                The Prospectus Supplement may further describe the provisions, if any, applicable to the subordination of the Subordinated Debt Securities of a particular series.

CERTAIN COVENANTS IN THE SENIOR INDENTURE

          RESTRICTIONS ON CERTAIN DISPOSITIONS OF MAJOR CONSTITUENT BANKS.
The Senior Indenture provides that, except as described below under "Consolidation, Merger and Sale of Assets", the Company will not (a) sell, assign, transfer, or otherwise dispose of any shares of, or securities convertible into, or options, warrants or rights to subscribe for or purchase shares of, Voting Stock of a Major Constituent Bank (as defined below) (or a Subsidiary owning Voting Stock of a Major Constituent Bank) or permit a Major Constituent Bank (or a Subsidiary owning Voting Stock of a Major Constituent
Bank) to issue any shares of, or securities convertible into or options, warrants or rights to subscribe for or purchase shares of such Voting Stock, if, in each case, after giving effect to any such transaction and to the issuance of the maximum number of shares of Voting Stock of such Major Constituent Bank (or Subsidiary) issuable upon the exercise of all such convertible securities, options, warrants or rights, the Major Constituent
Bank would cease to be a Controlled Subsidiary, or (b) permit a Major Constituent Bank (or a Subsidiary owning Voting Stock of a Major Constituent
Bank) to (i) merge or consolidate with or into any other corporation, unless the surviving corporation is, or upon consummation of the merger or consolidation will become, a Controlled Subsidiary; or (ii) lease, sell or transfer all or substantially all of its properties and assets to any Person, except to a Controlled Subsidiary or a Person that, upon such lease, sale or transfer, will become a Controlled Subsidiary. The Senior Indenture, however, provides that any such sale or other disposition of securities, any such merger or consolidation or any such lease, sale or transfer of properties and assets will not be prohibited (i) if required by any law or any rule, regulation or order of any governmental agency or authority, (ii) if required as a condition imposed by any law or rule, regulation or order of any governmental agency or authority to the acquisition by the Company, directly or indirectly, of any Person, provided that, after giving effect to such other prohibited transaction and such acquisition, (A) such Person will be a Controlled Subsidiary and (B) the Consolidated Banking Assets (as defined below) of the Company will be at least equal to the Consolidated Banking Assets of the Company prior thereto, or (iii) if the proceeds from such otherwise prohibited transaction are within 180 days after such transaction, or such longer period of time as may be necessary to obtain regulatory approval in connection therewith, invested by the Company, pursuant to an understanding or agreement in principle reached at the time of such otherwise prohibited transaction, in one or more Controlled Subsidiaries (including any Person which upon such investment becomes a Controlled Subsidiary) engaged in the banking business or any other business then legally permissible for bank holding companies. (Section 1008)

          "Major Constituent Bank" means (i) First Security Utah, First Security Idaho and First Security New Mexico or (ii) any Subsidiary Bank the Consolidated Banking Assets of which constitute 20% or more of the aggregate Consolidated Banking Assets of all Subsidiary Banks. As of December 31, 1993, First Security Utah, First Security Idaho and First Security New Mexico were the only Major Constituent Banks. "Controlled Subsidiary" means any Subsidiary more than 80% of the outstanding shares of the Voting Stock of which is at the time owned directly or indirectly by the Company or by one or more Controlled Subsidiaries or by the Company and one or more Controlled Subsidiaries. "Consolidated Banking Assets" of a Subsidiary Bank means all assets owned directly or indirectly by such Subsidiary Bank and reflected on the Company's consolidated balance sheet prepared in accordance with generally accepted accounting principles. (Section 101)

          RESTRICTIONS ON LIENS ON VOTING STOCK OF MAJOR CONSTITUENT BANKS. The Senior Indenture provides that the Company will not create, assume, incur or suffer to be created, assumed or incurred or to exist any pledge, encumbrance or lien, as security for indebtedness for borrowed money, upon any shares of, or securities convertible into or options, warrants or rights to subscribe for or purchase shares of, Voting Stock of a Major Constituent Bank now or hereafter owned by the Company, directly or indirectly, without making effective provision whereby any Debt Securities shall be equally and ratably secured with any and all such indebtedness if, treating such pledge, encumbrance or lien as a transfer of the shares of, or securities convertible into or options, warrants, or rights to subscribe for or purchase shares of, Voting Stock subject thereto to the secured party and after giving effect to the issuance of the maximum number of shares of Voting Stock of such Major Constituent Bank issuable upon the exercise of all such convertible securities, options, warrants or rights, the Major Constituent Bank would not continue to be a Controlled Subsidiary. (Section 1009)

          Neither the Senior Indenture nor the Subordinated Indenture contain any restriction on the Company's ability to enter into a highly leveraged transaction or any provision affording any special protection to Holders in the event that the Company engages in a highly leveraged transaction.

CONSOLIDATION, MERGER, AND SALE OF ASSETS

          The Indenture provides that the Company, without the consent of the Holders of any of the Outstanding Debt Securities, may consolidate with or merge into, or convey, transfer, or lease its properties and assets substantially as an entirety to, any Person, provided that (a) the successor is a Person organized under the laws of any domestic jurisdiction and assumes the Company's obligations on the Debt Securities and under the Indenture, (b) after giving effect to the transaction there exists no Event of Default or, in the case of the Subordinated Indenture, Default, and no event which, after notice or lapse of time would become an Event of Default or, in the case of the Subordinated Indenture, Default, shall have occurred and be continuing, and (c) certain other conditions are met. (Section 801)

GLOBAL DEBT SECURITIES

          If any Debt Securities of a series are to be issued in permanent global form, the Prospectus Supplement relating thereto will describe the circumstances, if any, under which beneficial owners of interests in any such permanent global Debt Security may exchange such interests for certificated Debt Securities of such series and of like tenor and principal amount in any authorized form and denomination. Principal of and any premium and interest on a permanent global Debt Security will be payable in the manner described in the Prospectus Supplement relating thereto. (Section 205).

DEFEASANCE AND COVENANT DEFEASANCE

          The Indentures provide under Article 13 (for the Senior Indenture) and
Article 14 (for the Subordinated Indenture), if such provision is made applicable to the particular Debt Securities of any series pursuant to Section 301 of the Applicable Indenture (which will be indicated in the Prospectus Supplement applicable thereto), that the Company may elect either (A) to defease and be discharged from any and all obligations with respect to such Debt Securities then outstanding (including, in the case of Subordinated Debt Securities, the provisions described under "Subordination of Subordinated Debt Securities" and except for the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of the Debt Securities and to hold moneys for payment in trust) ("defeasance") or (B) to be released from its obligations with respect to such Debt Securities then outstanding under Sections 1006 through Section 1009 of the Senior Indenture and Sections 1006 and 1007 of the Subordinated Indenture (and any other sections applicable to such Debt Securities that are determined pursuant to Section 301 to be subject to covenant defeasance), the occurrence of an event of default specified in, in the case of Senior Debt Securities, Section 501(4) of the Senior Indenture, and in the case of Subordinated Debt Securities, Section 503(C) of the Subordinated Indenture (with respect to Sections 1006 through
Section 1009 of the Senior Indenture and Sections 1006 and 1007 of the Subordinated Indenture or any other section applicable to such Debt Securities that are determined pursuant to Section 301 to be subject to covenant defeasance), or, in the case of Senior Debt Securities, Section 501(5) of the Senior Indenture, and in the case of

Subordinated Debt Securities, Section 503(D) of the Subordinated Indenture (Section 1006 of the Indentures containing the covenant to maintain properties, Section 1007 of the Indentures containing the covenant to pay taxes and other claims, Section 1008 of the Senior Indenture containing the restrictions described under "Restrictions on Certain Dispositions of Major Constituent Banks", Section 1009 of the Senior Indenture containing the restrictions described under "Restriction on Liens on Voting Stock of Major Constituent Banks" and Sections 501(4) and 501(5) of the Senior Indenture and Sections 503(C) and 503(D) of the Subordinated Indenture containing the provisions described under "Defaults" relating to covenant defaults and cross-defaults, respectively) and, in the case of Subordinated Debt Securities, the provisions described under "Subordination of Subordinated Debt Securities" ("covenant defeasance"), upon the deposit with the Senior Trustee or Subordinated Trustee (or other qualifying trustee), in trust for such purpose, of money, and/or U.S. Government Obligations which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient, without reinvestment, to pay the principal of (and premium, if any) and interest on such Debt Securities to maturity or redemption, as the case may be, and any mandatory sinking fund or analogous payments thereon. As a condition to defeasance or covenant defeasance, the Company must deliver to the Senior Trustee or Subordinated Trustee an Opinion of Counsel (as specified in the Applicable Indenture) to the effect that the Holders of such Debt Securities will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion, in the case of defeasance under clause (A) above, must refer to and be based upon a ruling of the Internal Revenue Service issued to the Company or published as a revenue ruling or upon a change in applicable Federal income tax law, in any such case after the date of the Applicable Indenture.

          Under current Federal income tax law, defeasance would likely be treated as a taxable exchange of Debt Securities to be defeased for interests in the defeasance trust. As a consequence a holder would recognize gain or loss equal to the difference between the holder's cost or other tax basis for such Debt Securities and the value of the holder's proportionate interest in the defeasance trust, and thereafter would be required to include in income a proportionate share of the income, gain and loss of the defeasance trust. Under current Federal income tax law, covenant defeasance would ordinarily not be treated as a taxable exchange of such Debt Securities. Purchasers of such Debt Securities should consult their own advisors with respect to the tax consequences to them of such defeasance and covenant defeasance, including the applicability and effect of tax laws other than the Federal income tax law.

          The Company may exercise its defeasance option with respect to such Debt Securities notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its defeasance option, payment of such Debt Securities may not be accelerated because of an Event of Default. If the Company exercises its covenant defeasance option, payment of such Debt Securities may not be accelerated by reference to the covenants noted under clause (B) above. However, if such an acceleration were to occur, the realizable value at the acceleration date of the money and U.S. Government Obligations in the defeasance trust could be less than the principal and interest then due on such Debt Securities, in that the required deposit in the defeasance trust is based upon scheduled cash flows rather than market value, which will vary depending upon interest rates and other factors. (Article 13 and Article 14 of the Senior Indenture and the Subordinated Indenture, respectively).

          The Prospectus Supplement may further describe the provisions, if any, applicable to defeasance or covenant defeasance with respect to the Debt Securities of a particular series.

DEFAULT

    THE SENIOR INDENTURE

          The following are Events of Default under the Senior Indenture with respect to Senior Debt Securities of any series: (1) failure to pay principal of or premium, if any, on any Debt Securities of that series when due; (2) failure to pay any interest on any Senior Debt Securities of that series, when due, continued for 30 days; (3) failure to deposit any sinking fund payment, when due, in respect of any Senior Debt Securities of that series; (4) failure to perform any other covenant of the Company in the Senior Indenture (other than a covenant included in the Senior Indenture solely for the benefit of series of Senior Debt Securities other than that series), continued for 60 days after written notice as provided in the Senior Indenture; (5) failure to pay when due the principal of or the acceleration of any indebtedness for borrowed money by the Company or any Major Constituent Bank, in any individual instance or in the aggregate in the principal amount in excess of $1,000,000, if such indebtedness is not discharged or such acceleration is not annulled within 10 days after written notice as provided in the Senior Indenture; (6) certain events in bankruptcy, insolvency, or reorganization of the Company or any Major Constituent Bank; and (7) any other Event of Default provided in any supplemental indenture entered into with respect to Senior Debt Securities of a particular series as described in the Prospectus Supplement. (Section 501)

          If an Event of Default with respect to Senior Debt Securities of any series shall occur and be continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Senior Debt Securities of that series by notice as provided in the Indenture may declare the principal amount to be due and payable immediately. At any time after a declaration of acceleration with respect to Senior Debt Securities of any series has been made, but before a judgment or decree for payment of money has been obtained by the Trustee, the Holders of a majority in aggregate principal amount of outstanding Senior Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration. (Sections 502 and 503)

     THE SUBORDINATED INDENTURE

          The Subordinated Indenture defines an Event of Default with respect to any series of Subordinated Debt Securities as being certain events involving the bankruptcy, insolvency or reorganization of the Company or any other Event of Default provided with respect to Securities of any series. (Section 501) If any Event of Default with respect to Subordinated Debt Securities of any series at the time Outstanding occurs and is continuing, either the Trustee or the Holders of not less than 25% in principal amount of the Outstanding

Subordinated Debt Securities of that series may declare the principal amount of all Subordinated Debt Securities of that series to be due and payable immediately (provided that no such declaration is required upon certain events of bankruptcy, insolvency or reorganization), but upon certain conditions such declaration may be annulled and past defaults (except, unless theretofore cured, a default in payment of principal of (or premium, if any), or interest on the Subordinated Debt Securities of that series and certain other specified defaults) may be waived by the Holders of a majority in principal amount of the Outstanding Subordinated Debt Securities of that series on behalf of the Holders of all Subordinated Debt Securities of that series. (Sections 502 and 513)

          The Subordinated Indenture does not provide for any right of acceleration of the payment of principal of a series of Subordinated Debt Securities upon a default in the payment of principal or interest or in the performance of any covenant or agreement in the Subordinated Debt Securities of the particular series or in the Subordinated Indenture. The Subordinated Indenture defines a Default with respect to Subordinated Debt Securities of any series as any one of the following events: (1) an Event of Default; (2) failure to pay any interest on any Subordinated Debt Securities of that series, when due, continued for 30 days; (3) failure to pay principal of (or premium, if any), on any Subordinated Debt Securities of that series when due;
(4) failure to deposit any sinking fund payment, when due, in respect of any Subordinated Debt Securities of that series; (5) failure to perform any other covenant of the Company in the Subordinated Indenture (other than a covenant included in the Subordinated Indenture solely for the benefit of a series of Subordinated Debt Securities other than that series) continued for 60 days after written notice as provided in the Subordinated Indenture; (6) failure to pay when due the principal of or the acceleration on any indebtedness for borrowed money by the Company or a Major Constituent Bank, in any individual instance or in the aggregate in the principal amount in excess of $3,000,000, if such indebtedness is not discharged or such acceleration is not annulled within 10 days after written notice as provided in the Subordinated Indenture; and (7) any other Default with respect to Subordinated Debt Securities of a particular series as described in the Prospectus Supplement. In case a Default shall occur and be continuing, the Trustee may in its discretion proceed to protect and enforce its rights and the rights of the Holders by appropriate judicial proceeding as the Trustee deems most effectual. (Section
503)

     THE SENIOR AND SUBORDINATED INDENTURES

          Reference is made to the Prospectus Supplement for the particular provisions relating to acceleration of the Maturity of any portion of the principal amount of a series of Debt Securities upon the occurrence of an Event of Default and the continuation thereof.

          Each Indenture provides that, subject to the duty of the Trustee during default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the applicable Indenture at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee reasonable indemnity. (Section
603) Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of that series. (Series 512)

          Under each Indenture the Company is required to furnish annually to the Trustee a statement as to the performance by the Company of certain of its obligations under such Indenture and as to any default in such performance. (Section 1004)

MODIFICATION OF INDENTURES AND WAIVER OF CONDITIONS

          Modifications and amendments of each Indenture may be made by the Company and the Trustee with the consent of the Holders of 66-2/3% in aggregate principal amount of the Outstanding Debt Securities of each series affected by such modification or amendment, PROVIDED, HOWEVER, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security of each series affected thereby, (1) change the stated maturity date of the principal of, or any installment of principal of or interest on, any Debt Securities; (2) reduce the principal amount of, the rate of interest on or any premium payable upon the redemption of any Debt Securities; (3) reduce the amount of the principal of any Original Issue Discount Security that would be due and payable upon a declaration of acceleration of the Maturity thereof; (4) change any Place of Payment where, or the coin or currency in which, payment of principal of, or any premium or interest on, any Debt Securities may be made; (5) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Securities; or (6) in the case of the Subordinated Indenture, modify the provisions thereof with respect to the subordination of the Subordinated Debt Securities in a manner adverse to the Holders thereof; or (7) reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of whose Holders is required for modification or amendment of the applicable Indenture or for waiver of compliance with certain provisions of the applicable Indenture or for waiver of certain defaults. (Section 902)

          Each Indenture provides that the Holders of 66-2/3% in aggregate principal amount of the Outstanding Debt Securities of any series may, on behalf of all Holders of Debt Securities of that series, waive, insofar as that series is concerned, compliance by the Company with certain restrictive provisions of the applicable Indenture with respect to the Debt Securities of such series. (Section 1010 of the Senior Indenture, Section 1008 of the Subordinated Indenture) The Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of any series may, on behalf of all Holders of Debt Securities of that series, waive any past default under the applicable Indenture with respect to the Debt Securities of such series except a default in the payment of principal or any premium or interest with respect to the Debt Securities of such series or in respect of a covenant or provision of the applicable Indenture which cannot be modified or amended without the consent of the Holders of each Outstanding Debt Security of such series. (Section 513)

REGARDING THE TRUSTEE

          The First National Bank of Chicago is the Senior Trustee under the Senior Indenture and the Subordinated Trustee under the Subordinated Indenture. Certain of the Company's subsidiaries now, or in the future may, maintain deposit accounts and/or other banking relationships with the Trustee.

                       DESCRIPTION OF PREFERRED STOCK

          The following statements are brief summaries of the material provisions relating to the Company's Preferred Stock and are qualified in their entirety by the provisions of the Company's Certificate of Incorporation and Bylaws which have been filed with the Commission.

          - SERIES A PREFERRED STOCK. The Company's Certificate of Incorporation authorizes the issuance of 400,000 shares of preferred stock with no par value. On December 31, 1993, there were 13,396 shares of $3.15 Cumulative Convertible Preferred Stock, Series "A" (the "Series A Preferred Stock") outstanding. Holders of Series A Preferred Stock have the right to receive semi-annual dividends at the annual rate of $3.15 per share. Such right is cumulative and such dividends are payable before dividends may be paid on the Company's Common Stock. Each shares of Series A Preferred Stock is convertible into 12.15 shares of the Company's Common Stock. This conversion right is subject to adjustment in certain events to protect against dilution of the conversion rights attached to the Series A Preferred Stock.
In the event of a liquidation, dissolution or winding up of the Company, the holders of Series A Preferred Stock are entitled to receive cash value of $52.50 per share plus unpaid accumulated preferred dividends before any distribution is made to holders of the Company's Common Stock. The Company may, at the option of the Board of Directors, redeem all or any part of the outstanding Series A Preferred Stock at the redemption price of $52.50 per share plus unpaid accumulated preferred dividends. The Series A Preferred Stock is currently not publicly traded.

          Holders of the Company's Series A Preferred Stock are entitled to one vote per share on all matters submitted to a vote of stockholders. Voting for the election of directors is not cumulative. If at any time four or more semi-annual dividends on the Series A Preferred Stock are in default, in whole or in part, the holders of the Series A Preferred Stock as a class will be entitled to elect four directors and the holders of the Company's Common Stock will be entitled to elect the remaining directors. Holders of any additional Preferred Stock hereafter issued may have such full or limited voting rights as are provided by the Board of Directors.

          - JUNIOR SERIES B PREFERRED STOCK. 48,437 shares of the Company's Preferred Stock are reserved under the Rights Agreement between the Company and First Security Bank of Utah, N.A., in connection with the Rights associated with the Company's Common Stock. (SEE "DESCRIPTION OF COMMON STOCK -- Rights Plan")


          - ADDITIONAL SERIES OF PREFERRED STOCK. The Board of Directors of the Company is authorized by the Certificate of Incorporation to provide, without further shareholder action, for the issuance of one or more series of preferred stock. The Board of Directors has the power to fix various terms with respect to each series, including voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations, restrictions and redemption, conversion or exchangeability provisions. Holders of any series of preferred stock issued hereunder will have no pre-emptive rights.

          The applicable Prospectus Supplement will set forth the following specific terms regarding the series of Preferred Stock offered thereby: (i) the designation, number of shares and liquidation preference per share; (ii) the initial public offering price; (iii) the dividend rate or rates; (iv) the index, if any, upon which the amount of dividends, if any, is determined; (v) the dates on which dividends, if any, will accrue and be payable and the designated record dates for determining the holders entitled to such dividends; (vi) any redemption or sinking fund provisions; (vii) any conversion or exchange provisions; (viii) provisions for issuance of global securities; (ix) the currency (which may be composite currency) in which payment of dividends, if any, shall be payable if other than United States dollars; (x) voting rights; and (xi) any additional terms, preferences or rights.

          Under regulations adopted by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), if the holders of shares of any series of preferred stock of the Company become entitled to vote for the election of directors because the Board of Directors of the Company has failed to declare or pay dividends on such series, such series may then be deemed a class of "voting securities" and a holder of 25 percent or more of such series (or a holder of five percent or more if it otherwise exercises a "controlling influence" over the Company) may then be subject to regulation as a bank holding company in accordance with the Bank Holding Company Act of 1956, as amended. In addition, at such time as such series is deemed a class of voting securities, any other bank holding company may be required to obtain the prior approval of the Federal Reserve Board to acquire five percent or more of such series and any person other than a bank holding company may be required to obtain the prior approval of the Federal Reserve Board to acquire ten percent or more of such series.

          The shares of Preferred Stock will, when issued, be fully paid and nonassessable and will have no pre-emptive rights.

          The transfer agent, registrar, dividend disbursing agent and redemption agent for the Preferred Stock will be specified in the Prospectus Supplement relating thereto.

          Because the Company is a holding company, its rights, the rights of its creditors and of its stockholders, including the holders of any shares of Preferred Stock, to participate in any distribution of assets of any subsidiary upon the latter's liquidation or recapitalization will be subject to the prior claims of the subsidiary's creditors, except to the extent that the Company may itself be a creditor with recognized claims against the subsidiary. The principal sources of the Company's revenues are dividends received from its subsidiary Banks. Various statutory provisions limit the amount of dividends the Company's subsidiary Banks and certain nonbank subsidiaries can pay without regulatory approval, and various regulations can also restrict the payment of dividends. Certain proposed regulations could further limit the ability of the Company's subsidiary Banks to pay dividends to the Company, and federal statutes limit the ability of subsidiary Banks to make loans to the Company. See "Supervision and Regulation."

     DIVIDENDS

          The holders of the Preferred Stock of each series will be entitled to receive, when, as and if declared by the Board of Directors of the Company, out of funds legally available therefor, cumulative or non-cumulative cash or other dividends at such rate or rates and on such dates as will be set forth in the Prospectus Supplement relating to such series. Such rates may be fixed or variable or both. If variable, the formula used for determining the dividend rate for each dividend period will be set forth in the Prospectus Supplement. Dividends will be payable to the holders of record as they appear on the stock books of the Company on such record dates as will be fixed by the Board of Directors of the Company and specified in the Prospectus Supplement. If the Board of Directors of the Company fails to declare a dividend payable on a dividend payment date on any series of the Preferred Stock for which dividends are noncumulative ("Noncumulative Preferred Stock"), then the holders of such series of the Preferred Stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Company will have no obligation to pay a dividend for such period, whether or not dividends on such series are declared payable on any future dividend payment dates.

          No dividends may be declared in respect of any dividend period on any other series or class of preferred stock ranking on a parity as to dividends unless full cumulative dividends on all outstanding shares of each series of Preferred Stock on which dividends are cumulative shall have been paid in full or contemporaneously are declared and paid through the most recent dividend payment date, unless otherwise indicated in the Prospectus Supplement. In the event that full cumulative dividends on such Preferred Stock have not been declared and paid or set apart when due, the Company may not declare or pay any dividends on, or make other distributions on or make any payment on account of the purchase, redemption, or other retirement, of its Common Stock or any other stock of the Company ranking as to dividends or upon liquidations junior to such Preferred Stock (other than, in the case of dividends or distributions, dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, Common Stock or such other junior ranking stock), unless full cumulative dividends on such Preferred Stock are made or set apart for payment, unless otherwise indicated in the Prospectus Supplement.

     REDEMPTION

          The shares of any series of Preferred Stock may be redeemable at the option of the Company and may be subject to mandatory redemption pursuant to a sinking fund or otherwise, in each case upon the terms, on the date or dates and at the redemption price or prices set forth in the Prospectus Supplement related to such series. If fewer than all shares of Preferred Stock are to be redeemed, the shares to be redeemed shall be selected by the Company pro rata or by lot, or by any other method determined by the Board of Directors to be equitable. Under regulations of the Federal Reserve Board, any perpetual preferred stock redeemable at the option of the Company may qualify as Tier 1 or Tier 2 capital only if the redemption is subject to prior approval of the Federal Reserve Board. Therefore, any redemption of Preferred Stock at the option of the Company will require the prior approval of the Federal Reserve Board in order for the Preferred Stock to qualify as capital for bank regulatory purposes.

          If any dividends on shares of any series of Preferred Stock are in arrears, no shares of Common Stock or shares of capital stock ranking junior to or on parity with the Preferred Stock shall be redeemed and no shares of such series of Preferred Stock shall be redeemed unless all outstanding shares of such series are simultaneously redeemed, and the Company shall not purchase or otherwise acquire any shares of such series; provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of such series pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of such series.

          Notice of redemption shall be given by mailing to each record holder of the shares to be redeemed, not less than 40 days nor more than 70 days prior to the date fixed for the redemption thereof, to the respective addresses of such holders as the same shall appear on the Company's stock books. Each such notice shall state: (i) the redemption date; (ii) the number of shares and series of the Preferred Stock to be redeemed; (iii) the redemption price and the manner in which such redemption price is to be paid and delivered; (iv) the place or places where certificates for such shares of Preferred Stock are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date. If fewer than all shares of any series of the Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares to be redeemed from such holder.

          If notice of redemption has been given, from and after the redemption date for the shares of the series of the Preferred Stock called for redemption (unless default shall have occurred by the Company in providing money for the payment of the redemption price of the shares so called for redemption), dividends on the shares of Preferred Stock so called for redemption will cease to accrue, any right to convert the shares of Preferred Stock will terminate, such shares will no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the Company (except the right to receive the redemption price) will cease. Upon surrender in accordance with such notice of the certificates representing any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the Company will so require and the notice shall so state), the redemption price set forth above will be paid out of funds provided by the Company. If fewer than all of the shares represented by any such certificate are redeemed, a new certificate will be issued representing the unredeemed shares without cost to the holder thereof.

     LIQUIDATION PREFERENCE

          Upon any liquidation, dissolution or winding up of the Company, the holders of shares of each series of Preferred Stock shall be entitled to receive out of the assets of the Company available for distribution to stockholders, before any distribution of assets is made to or set apart for the holders of Common Stock or of any other shares of stock of the Company ranking as to such a distribution junior to the shares of such series, with respect to the Preferred Stock, an amount described in the Prospectus Supplement relating to such series of Preferred Stock. If, in any case of any such liquidation, dissolution or winding up of the Company, the assets of the Company or the proceeds thereof shall be insufficient to pay in full the amounts payable with respect to shares of each series of Preferred Stock, and any other shares of stock of the Company ranking as to any such distribution on a parity therewith, the holders of shares of such series of Preferred Stock and of such other shares will share ratably in any such distribution of assets of the Company in proportion to the full respective preferential amounts to which they are entitled. After payment to the holders of shares of such series of Preferred Stock of the full preferential amounts to which they are entitled, the holders of shares of such series of Preferred Stock will not be entitled to any further participation in any distribution of assets by the Company, unless otherwise provided in the Prospectus Supplement. A consolidation or merger of the Company with one or more corporations shall not be deemed to be a liquidation, dissolution or winding up of the Company.

          The terms, if any, on which shares of any series of Preferred Stock are convertible into or exchangeable for Debt Securities or Common Stock will be set forth in the Prospectus Supplement relating thereto. Such terms may include provisions for conversion or exchange, either mandatory, at the option of the holder, or at the option of the Company, in which the number of shares of Common Stock to be received by the holders of Preferred Stock would be calculated according to the market price of Common Stock as of a time stated in the Prospectus Supplement.


                         DESCRIPTION OF COMMON STOCK

          The following description of the Common Stock sets forth certain general terms and provisions of the Common Stock to which any Prospectus Supplement may relate, including a Prospectus Supplement providing that Common Stock will be issuable in conversion of or exchange for Debt Securities or Preferred Stock issued by the Company. The statements below describing the Common Stock are in general terms and are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Company's Certificate of Incorporation and By-laws.

     GENERAL

          The Company is currently authorized to issue 150,000,000 shares of Common Stock with a par value of $1.25 per share. As of December 31, 1993, there were outstanding 48,436,565 shares (net of shares held as Treasury Stock) of the Company's Common Stock. At such date, there were an additional 416,350 shares reserved for issuance under the Company's Comprehensive Management Incentive Plan as stock bonuses and other awards; 352,670 shares reserved for issuance under the Company's Dividend Reinvestment Plan; 162,761 shares reserved for issuance upon the conversion of the Company's Series A Preferred Stock, and 2,532,599 shares reserved for issuance upon exercise of outstanding stock options.

          The Company's Common Stock has no pre-emptive or conversion rights.

          The Company's Common Stock is not subject to redemption by the Company, and there is no restriction on the repurchase by the Company of shares of the Company's Common Stock except for certain regulatory limits.

    VOTING

          The holders of the Company's Common Stock are entitled to voting rights for the election of directors and for other purposes, subject to the voting rights of the holders of Preferred Stock conferred by law and to the specific voting rights granted to each series of

Preferred Stock and to voting rights which may in the future be granted to subsequently created series of Preferred Stock.

     DIVIDENDS

          Dividends will be determined by the Company's Board of Directors in light of circumstances existing at the time, including the earnings and financial condition of the Company, and there is no assurance that dividends will continue to be paid at current levels. No material restrictions have been imposed on the Company's ability to pay dividends from its earned surplus by bank regulations or applicable law. As of December 31, 1993, approximately $659.92 million could be applied to dividend payments to its shareholders and certain other payments. Payment of dividends on the Company's Common Stock is also subject to the prior rights of the Company's outstanding Preferred Stock.

     RIGHTS PLAN

          As of August 28, 1989, the Company adopted a Shareholder Rights Agreement (the "Plan") and the Board of Directors of the Company on that date
(a) declared a dividend of one "Right" for each share of the Company's Common Stock held of record as of the close of business on September 8, 1989, and (b) authorized the issuance of one Right in respect of each share of the Company's Common Stock issued after September 8, 1989 and prior to the occurrence of certain events described in the Plan, primarily involving the acquisition of target levels of the Company's shares by persons not then holding such amounts. Each Right entitles the registered holder to purchase from the Company a unit consisting of one-thousandth of a share of Junior Series B Preferred Stock at a purchase price of $44.44 per unit. The Rights are attached to all shares of the Company's Common Stock that were outstanding on September 8, 1989 or have been issued since that date, and no separate Rights Certificates have been or will be distributed until the occurrence of certain events described in the Rights Agreement. Until the occurrence of such events, no Right may be exercised or traded separately from the Company's Common Stock. Following separation, the Rights may, depending upon the occurrence of certain events described in the Rights Agreement, entitle the holders thereof to either purchase or receive additional shares of the Company's Common Stock. The Rights will expire at the close of business on August 28, 1999, unless earlier redeemed by the Company, which may be done at $0.01 per Right, in accordance with the terms of the Plan.

          The Plan is designed to protect the Company's stockholders' interests in the event of an unsolicited attempt to acquire the Company, including a gradual accumulation of shares in the open market. The Company believes that the Plan provides protection against a partial or two-tier tender offer that does not treat all stockholders equally and against other coercive takeover tactics which could impair the Company's Board of Directors' ability to represent the Company's stockholders fully. Management believes that the Rights should also deter any attempt by a controlling stockholder to take advantage of the Company through self-dealing transactions. The Plan is not intended to prevent a takeover of the Company. Issuing the Rights has no dilutive effect, does not affect reported earnings per share, and does not change the way in which the Company's shares are traded. However, the exercise of Rights by some but not all of the Company's stockholders would have a dilutive effect on nonexercising stockholders. Moreover, some may argue that the Plan has the potential for "entrenching" current management by allowing current voting stockholders to increase their voting shares, thus making a tender offer more difficult and costly.

     SUPERMAJORITY VOTE REQUIREMENT

          The Company's Certificate of Incorporation provides that, in general, an affirmative vote of not less than 80% of the outstanding shares of the Company's Common Stock is required to approve or authorize certain major corporate transactions involving the Company and holders of more than 15% of the Company's Common Stock (including certain mergers, substantial dispositions of assets, liquidation or dissolution, or recapitalization). The 80% vote is not required in some such circumstances, including certain transactions which have been approved in advance by a majority of the Board of Directors, or where holders of the Company's Common Stock receive a price per share that satisfies the fairness criteria set forth in the Certificate of Incorporation.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

          Section 203 ("Section 203") of the Delaware General Corporation Law (the "DGCL") applies to Delaware corporations with a class of voting stock listed on a national securities exchange, authorized for quotation on an inter-dealer quotation system or held of record by 2,000 or more persons. In general, Section 203 prevents an "interested stockholder" (defined generally as any person owning, or who is an affiliate or associate of the corporation and has owned in the preceding three years, 15% or more of a corporation's outstanding voting stock and the affiliates and associates of such person) from engaging in a "business combination" (as defined) with a Delaware corporation for three years following the date such person became an interested stockholder, unless (i) before such person became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became an interested stockholder; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) on or subsequent to the date such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder. Under Section 203, the restrictions described above also do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors.

          Section 203 could have the effect of delaying, deferring or preventing a change of control of the Company.

LIMITATION OF DIRECTORS' LIABILITY

          The DGCL authorizes corporations to limit or eliminate the personal liability of directors, to the corporation and its stockholders, for monetary damages in connection with the breach of a director's fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitation authorized by the Delaware statute, directors could be accountable to corporations and their stockholders for monetary damages for conduct that does not satisfy such duty of care. Although the statute does not change a director's duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The Company's Certificate of Incorporation limits the liability of the Company's directors to the Company or its stockholders to the fullest extent permitted by the Delaware statute as in effect from time to time. Specifically, directors of the Company will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

          The inclusion of this provision in the Certificate of Incorporation may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefitted the Company and its stockholders. This provision does not affect a director's responsibilities under certain other laws such as the federal securities laws or state or federal environmental laws.

OFFICER AND DIRECTOR INDEMNIFICATION

          The Company's Bylaws require indemnification of the Company's directors and executive officers to the full extent permitted by the DGCL, except in connection with an action initiated by such officer or director or in an action against the Company, its directors, officers, employees or agents, unless (i) such indemnification is expressly required by law, (ii) the proceeding in question was authorized by the Board of Directors or (iii) such indemnification is otherwise authorized by the DGCL. The Company's Bylaws provide that the Company shall have the power, but shall not be required, to indemnify its other officers, employees and agents as set forth in the DGCL.

          The Company provides liability insurance for its officers and directors for certain losses arising from claims or charges which may be made against them while acting in their capacities as directors or officers of the Company.

                    DESCRIPTION OF COMMON STOCK WARRANTS

          The Company may issue Common Stock Warrants for the purchase of a particular series of Common Stock. The Common Stock Warrants are to be issued under warrant agreements (each a "Common Stock Warrant Agreement") to be entered into between the Company and First Security Bank, Utah, N.A., as warrant agent (the "Common Stock Warrant Agent"), all as set forth in the Prospectus Supplement relating to the particular issue of Common Stock Warrants (the "Offered Common Stock Warrants"). A copy of the Common Stock Warrant Agreement, including the form of common stock warrant certificate (the "Common Stock Warrant Certificate") representing the Common Stock Warrants, substantially in the form in which it will be executed, is filed as an exhibit to the Registration Statement. The following summaries of certain provisions of the Common Stock Warrant Agreement and Common Stock Warrant Certificates do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Common Stock Warrant Agreement and the Common Stock Warrant Certificates, respectively, including the definitions therein of certain terms.

GENERAL

          If Common Stock Warrants are offered, the Prospectus Supplement will describe the terms of the Offered Common Stock Warrants, and the Common Stock Warrant Agreement relating to the Offered Common Stock Warrants and the Common Stock Warrant Certificates representing the Offered Common Stock Warrants including the following:

                (i) the number of shares of Common Stock purchasable upon exercise of Common Stock Warrants and the price at which such number of shares of Common Stock may be purchased upon such exercise;

                (ii) the date on which the right to exercise such Common Stock Warrants shall commence and the date (the "Expiration Date") on which such right shall expire;

                (iii) United States Federal income tax consequences applicable to such Common Stock Warrants; and

                (iv)  any other terms of such Common Stock Warrants.

          Common Stock Warrants for the purchase of Common Stock will be offered and exercisable for U.S. dollars only. Common Stock Warrants will be issued in registered form only. The exercise price for Common Stock Warrants will be subject to adjustment in accordance with the applicable Prospectus Supplement.

EXERCISE OF COMMON STOCK WARRANTS

          Each Common Stock Warrant will entitle the holder to purchase for cash such number of shares (as applicable) of Common Stock, at such exercise price as shall in each case be set forth in, or calculable from, the Prospectus Supplement relating to the Offered Common Stock Warrants, which exercise price may be subject to adjustment upon the occurrence of certain events as set forth in such Prospectus Supplement.
Offered Common Stock Warrants may be exercised at any time up to the close of business of the Expiration Date set forth in the Prospectus Supplement relating to the Offered Common Stock Warrants. After the close of business on the Expiration Date (or such later date to which such Expiration Date may be extended by the Company), unexercised Common Stock Warrants will become void. The place or places where, and the manner in which, Common Stock Warrants may be exercised shall be specified in the Prospectus Supplement relating to such Common Stock Warrants.

          Prior to the exercise of any Common Stock Warrants to purchase Common Stock, holders of such Common Stock Warrants will not have any rights of holders of the Common Stock purchasable upon such exercise, including the right to receive payments of dividends, if any, on the Common Stock purchasable upon such exercise or to exercise any applicable right to vote.


                            PLAN OF DISTRIBUTION

          The Company may sell the Securities (i) through agents, (ii) through underwriters, (iii) through dealers and (iv) directly to purchasers.

          Securities may be offered and sold through agents designated by the Company from time to time. Any such agent involved in the offer or sale of the Securities will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act of 1933, as amended, of the Securities so offered and sold. Agents may be entitled under agreements which may be entered into with the Company to indemnification by the Company against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

          If an underwriter or underwriters are utilized in the sale of the Offered Securities, the Company will execute an underwriting agreement with such underwriter or underwriters at the time an agreement for such sale is reached, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transaction, including compensation of the underwriters and dealers, if any, will be set forth in the Prospectus Supplement which will be used by the underwriters to make resales of the Securities. Underwriters will acquire Securities for their own account and may resell such Securities from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined at the time of sale. Securities may be offered to the public either through underwriting syndicates represented by managing underwriters, or directly by the managing underwriters. The underwriters may be entitled, under the relevant underwriting agreement, to indemnification by the Company against certain liabilities, including liabilities under the Securities Act of 1933, as amended. If an underwriter is utilized in the sale of the Securities, the underwriting agreement will provide that the obligations of the underwriter is subject to certain conditions precedent and that the underwriter with respect to a sale of Securities will be obligated to purchase all such Securities if any are purchased.

          If a dealer is utilized in the sale of the Securities, the Company will sell such Securities to the dealer, as principal. The dealer may then resell such Securities to the public at varying prices to be determined by such dealer at the time of resale. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act of 1933, as amended, of the Securities so offered and sold. Dealers may be entitled, under agreements which may be entered into with the Company, to indemnification by the Company against certain liabilities, including liabilities under the Securities Act of 1933, as amended. The name of the dealer and the terms of the transaction will be set forth in the Prospectus Supplement relating thereto.

          Offers to purchase Securities may be solicited directly by the Company and sales thereof may be made by the Company directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended, with respect to any sale thereof. The terms of any such sales will be described in the Prospectus Supplement relating thereto.

          If so indicated in the Prospectus Supplement, the Company will authorize agents and underwriters to solicit offers by certain institutions to purchase Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date stated in the Prospectus Supplement. Each Contract will be for an amount not less than, and, unless the Company otherwise agrees, the aggregate principal amount of Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in the Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions but shall in all cases be subject to the approval of the Company.

          Contracts will not be subject to any conditions except that any related sale of Securities to underwriters shall have occurred and the purchase by an institution of the Securities covered by its Contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject. A commission indicated in the Prospectus Supplement will be paid to underwriters and agents soliciting purchases of Offered Securities pursuant to Contracts accepted by the Company.

          The place and time of delivery of the Securities are set forth in the accompanying Prospectus Supplement.

          The offer and sale of the Securities by any affiliate of the Company will comply with the requirements of Schedule E of the By-laws of the National Association of Securities Dealers, Inc. regarding underwriting of securities of an affiliate.

          Certain of the underwriters or agents and their associates may be customers of, engage in transactions with, and perform services for, the Company in the ordinary course of business.

                                   EXPERTS

          The consolidated financial statements as of December 31, 1993 and 1992, and for each of the three years in the period ended December 31, 1993 incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K have been audited by Deloitte & Touche, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


                           VALIDITY OF SECURITIES

          The validity of the Securities offered hereby will be passed upon for the Company by Ray, Quinney & Nebeker, 79 South Main Street, Salt Lake City, Utah 84111; and for any underwriters by Sullivan & Cromwell, 444 South Flower Street, Los Angeles, California 90071. Alonzo W. Watson and Brad D. Hardy, both shareholders and directors of Ray, Quinney & Nebeker, are also officers of the Company. As of December 31, 1993, Ray, Quinney & Nebeker attorneys, together with their immediate families, beneficially owned less than 4% of the then outstanding Common Stock of the Company. From time to time, Sullivan & Cromwell has performed legal services for the Company.

- --------------------------------------------------------------------------------

No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus Supplement or the Prospectus, and if given or made, such information or representations must not be relied upon as having been authorized. Neither the delivery of this Prospectus Supplement or the Prospectus, nor any sale made hereunder and thereunder, shall under any circumstances create an implication that there has been no change in the affairs of First Security Corporation since the date hereof or thereof. This Prospectus Supplement and the Prospectus do not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

       -------------
     TABLE OF CONTENTS
                                           PAGE

Available Information.............            2
Incorporation of Certain
Documents by Reference..........              2
First Security Corporation........            3
Use of Proceeds...................           12
Description of Debt Securities....           12
Description of Preferred Stock....           22
Description of Common Stock.......           26
Description of Common
Stock Warrants..................             29
Plan of Distribution..............           30
Experts...........................           32
Validity of Securities............           32
- -----------------------------------------------








                                                        [LOGO]





                                                     $ 300,000,000








                                                      PROSPECTUS











                                               ---------------------------------

                                   EDGAR
         APPENDIX EXPLAINING DIFFERENCES BETWEEN PAPER AND ELECTRONIC FILING


            On the Prospectus Front Cover a Red and Burgundy First Security Corporation Logo appears where indicated.

            On the Prospectus Back Cover a Red and Burgundy First Security Corporation Logo appears where indicated.

                                   PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  Other Expenses of Issuance and Distribution.

            Securities and Exchange Commission
              Registration Fee........................................$103,449
            Rating Agency Fees..........................................50,000
            Blue Sky Fees and Expenses..................................20,000
            Accounting Fees and Expenses................................20,000
            Legal Fees and Expenses.....................................75,000
            Printing and Engraving Expenses.............................40,000
            Trustee's Fees and Expenses.................................15,000
            Miscellaneous Expenses......................................10,000
                                                                      --------

                                                                      $335,949
                                                                      --------
                                                                      --------

           ALL OF THE ABOVE ITEMS EXCEPT THE REGISTRATION FEE ARE ESTIMATED.


ITEM 15.  Indemnification of Directors and Officers.

            INDEMNIFICATION. Delaware law provides that a director, employee, officer or agent of a corporation may be indemnified against liability (other than in an action by or in the right of the corporation) and other costs incurred by such person in connection with such proceeding, provided such person acted in good faith and in a manner such person reasonably believed to be in, and not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reason to believe the conduct was unlawful. For actions or suits brought by or in the name of the corporation, Delaware provides that a director, employee, officer or agent of a corporation may be indemnified against expenses incurred by such person in connection with such proceeding if such person acted in good faith and in a manner such person reasonably believed to be in and not opposed to, the best interests of the corporation, except that if such person is adjudged to be liable to the corporation, such person can be indemnified if and only to the extent that a court determines that despite the adjudication of liability, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. On the other hand, if he/she prevails, indemnification is mandatory. Under Delaware law, the determination of whether an officer or director is entitled to indemnification (that is, whether or not the person has met the statutory standard of conduct required for indemnification) is to be made in certain circumstances by independent legal counsel. First Security Corporation's Articles of Incorporation, as amended, provide for indemnification of such persons to the full extent allowed by applicable law. The proposed forms of Underwriting Agreement and Distribution Agreement, filed as Exhibits 1(a) and 1(b), respectively, to this Registration Statement provide for indemnification of the Company's officers and directors who signed the Registration Statement against certain liabilities, including liabilities under the Securities Act of 1933.

           DIRECTOR'S LIABILITY. Delaware allows a corporation to provide, in its articles or certificate of incorporation, a provision which limits or eliminates the personal liability of a director to the corporation and its shareholders or stockholders for monetary damages for such person's breach of fiduciary duty, provided that such provision may not so limit a director's liability (i) for a breach of his or her duty of loyalty to the corporation;
(ii) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law; (iii) for unlawful payments of dividends, certain stock repurchases or redemptions; or (iv) for any transaction from which the director derived an improper personal benefit.

            These provisions have the effect of protecting a corporation's directors against personal liability from breaches of their duty of care. First Security Corporation, with the approval of its stockholders, amended its Certificate of Incorporation to include such provisions in 1988.

ITEM 16.  Exhibits.

            (1)(a)      Form of Underwriting Agreement.

            (1)(b) Form of Agency Agreement for Medium-Term Notes (Incorporated by reference to Exhibit 1 of the Company's Registration Statement on Form S-3 (No. 33-38483)).

            (3)(a) Certificate of Incorporation of the Company, as amended, (Incorporated by reference to Exhibit 4(a) of the Company's Registration Statement on Form S-3 (No. 33-38483)).

            (3)(b) By-laws of the Company (Incorporated by reference to Exhibit 3(2) of the Company's Registration Statement on Form S-4 (No. 33-30045)).

            (4)(a) Form of Indenture, dated as of March 1, 1994, between the Registrant and The First National Bank of Chicago, as Trustee, including form of Debt Security, with respect to the Senior Debt Securities.

            (4)(b) Form of Indenture, dated as of March 1, 1994, between the Registrant and The First National Bank of Chicago, as Trustee, including form of Debt Security, with respect to the Subordinated Debt Securities.

            (4)(c) Shareholder Rights Agreement, dated as of August 26, 1989, between the Company and First Security Bank of Utah, N.A., as Rights Agent (Incorporated by reference to Exhibits 4(c) and 4(d) of the Company's Registration Statement on Form S-3 (No. 33-42784)).

            (4)(d) Form of Certificate of Designations with respect to the Preferred Stock.

            (4)(e) Form of specimen certificate representing the Common Stock (Incorporated by reference to Exhibit 4(e) of the Company's Registration Statement on Form S-3 (No. 33-42784)).

            (4)(f) Form of specimen certificate representing the Preferred Stock.

            (4)(g) Form of Warrant Agreement for Common Stock (including form of Common Stock Warrant Certificate).

            (5)         Opinion of Ray, Quinney & Nebeker.

            (12) Computation of Ratios of Earnings to Fixed Charges and Earnings to Combined Fixed Charges and Preferred Stock Dividends.

            (23)(a)     Consent of Deloitte & Touche.

            (24)(b)     Consent of Ray, Quinney & Nebeker (included in Exhibit
                        (5)).

            (25)        Powers of Attorney (included in signature pages).

            (26) Statement of Eligibility and Qualification of The First National Bank of Chicago under Trust Indenture Act of 1939 on Form T-1.


ITEM 17.  Undertakings.

            The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

            provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 and each filing of the registrant's employee benefit plan's annual report pursuant to Section 15(d) of the Securities Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

            The undersigned registrant hereby undertakes that:

                  (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                  (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                 SIGNATURES

            Pursuant to the requirement of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Pre-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Salt Lake City, Utah, on April 7, 1994.

                                    FIRST SECURITY CORPORATION



                                    By: /s/ MORGAN J. EVANS
                                        ------------------------------
                                        Morgan J. Evans
                                        President and Chief Operating Officer



       Pursuant to the requirements of the Securities Act of 1933, as amended, this Pre-Effective Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the date or dates indicated.

SIGNATURE                   TITLE                      DATE


/s/ SPENCER F. ECCLES*        Chairman and Chief
- ----------------------------  Executive Officer, Director         April 7, 1994
Spencer F. Eccles


/s/ MORGAN J. EVANS*          President and Chief
- ----------------------------  Operating Officer, Director         April 7, 1994
Morgan J. Evans


/s/ SCOTT C. ULBRICH*         Executive Vice President            April 7, 1994
- ----------------------------  and Chief Financial Officer
Scott C. Ulbrich              (Principal Financial and
                              Accounting Officer)

/s/ JAMES C BEARDALL*         Director                            April 7, 1994
- ----------------------------
James C. Beardall


/s/ RODNEY H. BRADY*          Director                            April 7, 1994
- ----------------------------
Rodney H. Brady


/s/ JAMES E. BRUCE*           Director                            April 7, 1994
- ----------------------------
James E. Bruce

/s/                           Director
- ----------------------------
Thomas D. Dee II


/s/ DR. DAVID P. GARDNER*     Director                            April 7, 1994
- ----------------------------
Dr. David P. Gardner


/s/ KENDALL D. GARFF*         Director                            April 7, 1994
- ----------------------------
Kendall D. Garff


/s/ U. EDWIN GARRISON*        Director                            April 7, 1994
- ----------------------------
U. Edwin Garrison


/s/ DAVID B. HAIGHT*          Director                            April 7, 1994
- ----------------------------
David B. Haight


/s/ JAY DEE HARRIS*           Director                            April 7, 1994
- ----------------------------
Jay Dee Harris


/s/ ROBERT T. HEINER*         Director                            April 7, 1994
- ----------------------------
Robert T. Heiner


/s/                           Director
- ----------------------------
Howard W. Hunter


/s/ KAREN H. HUNTSMAN*        Director                            April 7, 1994
- ----------------------------
Karen H. Huntsman


/s/ G. FRANK JOKLIK*          Director                            April 7, 1994
- ----------------------------
G. Frank Joklik


/s/ B. Z. KASTLER*            Director                            April 7, 1994
- ----------------------------
B. Z. Kastler


/s/ JOSEPH G. MALOOF*         Director                            April 7, 1994
- ----------------------------
Joseph G. Maloof

/s/ SCOTT S. PARKER*          Director                            April 7, 1994
- ----------------------------
Scott S. Parker


/s/ DR. ARTHUR K. SMITH*      Director                            April 7, 1994
- ----------------------------
Dr. Arthur K. Smith

/s/ JAMES L. SORENSON*        Director                            April 7, 1994
- ----------------------------
James L. Sorenson


/s/ HAROLD J. STEELE*         Director                            April 7, 1994
- ----------------------------
Harold J. Steele





              *By  /s/ A. ROBERT THORUP
                   --------------------------------
                      A. Robert Thorup
                      Attorney-in-Fact

                                EXHIBIT INDEX

                                                                                      CONSECUTIVE
EXHIBIT                                                                                  PAGE
NUMBER                      EXHIBIT DESCRIPTION                                         NUMBER
- --------

(1)(a)    Form of Underwriting Agreement.                                                 *

(1)(b)    Form of Agency Agreement for Medium-Term Notes (Incorporated by
          reference to Exhibit 1 of the Company's Registration Statement on
          Form S-3 (No. 33-38483)).                                                       *

(3)(a)    Certificate of Incorporation of the Company, as amended,
          (Incorporated by reference to Exhibit 4(a) of the Company's
          Registration Statement on Form S-3 (No. 33-42784)).                             *

(3)(b)    By-laws of the Company (Incorporated by reference to Exhibit 3(2) of
          the Company's Registration Statement on Form S-4 (No. 33- 30045)).              *

(4)(a)  Form of Indenture, dated as of March 1, 1994, between the Registrant and The First National Bank of Chicago, as Trustee, including form
          of Debt Security, with respect to the Senior Debt Securities.                   *

(4)(b)    Form of Indenture, dated as of March 1, 1994, between the Registrant and The First National Bank of Chicago, as Trustee, including form
          of Debt Security, with respect to the Subordinated Debt Securities.             *

(4)(c)    Shareholder Rights Agreement, dated as of August 26, 1989, between the Company and First Security Bank of Utah N.A. as Rights Agent
          (Incorporated by reference to Exhibits 4(c) and 4(d) of the
          Company's Registration Statement on Form S-3 (No. 33-42784)).                   *

(4)(d)    Form of Certificate of Designations with respect to the Preferred
          Stock.                                                                          48

(4)(e)    Form of specimen certificate representing the Common Stock
          (Incorporated by reference to Exhibit 4(e) of the Company's
          Registration Statement on Form S-3 (No. 33-42784)).                             *

(4)(f)    Form of specimen certificate representing the Preferred Stock.                  71

(4)(g)    Form of Warrant Agreement for Common Stock (including form of Common
          Stock Warrant Certificate).                                                     *

(5)       Opinion of Ray, Quinney & Nebeker.                                              75

                                     II - 10




                                                                                      CONSECUTIVE
EXHIBIT                                                                                  PAGE
NUMBER                      EXHIBIT DESCRIPTION                                         NUMBER
- --------


(12)      Computation of Ratios of Earnings to Fixed Charges and Earnings to          SEPARATELY FILED BY
          Combined Fixed Charges and Preferred Stock Dividends. Separately            THE REGISTRANT VIA
                                                                                          EDGAR

(23)(a)   Consent of Deloitte & Touche.                                                   78

(23)(b)   Consent of Ray, Quinney & Nebeker (included in Exhibit (5)).                    *

(25)      Powers of Attorney (included in signature pages).                               *

(26)      Statement of Eligibility and Qualification of The First National
          Bank of Chicago under Trust Indenture Act of 1939 on Form T-1.                  *

- --------------
*Filed previously with Registration Statement; incorporated herein by reference.


                                     II - 11